UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

VISUALANT, INCORPORATED
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Visualant, Incorporated
500 Union Street, Suite 420
Seattle, Washington 98101

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of the requisite number of shares of the stock of Visualant, Incorporated, a Nevada corporation, have approved the following action without a meeting of stockholders in accordance with the Nevada Revised Statutes:

The approval of (a) a reverse stock split of all our authorized and outstanding capital stock (consisting of common stock and Series A Convertible Preferred Stock) at a specific ratio to be determined by our board of directors within a range from 1-for-50 to 1-for-150 and (b) an amendment to our articles of incorporation to decrease the number of authorized shares of common stock from 500,000,000 to 100,000,000 and decrease the number of authorized shares of preferred stock from 50,000,000 to 5,000,000.  The action will become effective on the 20th day after this Information Statement is mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Because we have obtained the written consent of holders of a majority of the voting power of our common stock, and over 66% of our Series A Convertible Preferred Stock, all applicable stockholder voting requirements to approve the amendment have been satisfied, and we are not asking you for a proxy.  Please do not send us one. We are furnishing this Information Statement to you solely to inform you of the approval of the amendment by our stockholders. No action is required by you.

The Information Statement is for information purposes only — Please read it carefully.

By order of the Board of Directors
Ronald P. Erickson
Chief Executive Officer and Director
May 7, 2015

Visualant, Incorporated
500 Union Street, Suite 420
Seattle, Washington 98101

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are mailing this Information Statement to our stockholders of record as of May 8, 2015 on or about May 18, 2015.

QUESTIONS AND ANSWERS

Why did I receive this Information Statement?

Stockholders owning a majority of our outstanding shares of common stock and over 66% of our Series A Convertible Preferred Stock took action by written consent in lieu of a stockholders’ meeting.  Federal securities laws require that our other stockholders receive this Information Statement before the action can become effective.

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our articles of incorporation to effect a reverse stock split of the issued and outstanding shares of our common and preferred stock at a specific ratio to be determined by our board of directors within a range from 1-for-50 to 1-for-150.

How many shares of stock were outstanding on May 6, 2015

On May 6, 2015, the date we received the required stockholder approval, there were 169,793,664 shares of common stock outstanding and 3,500,000 shares common stock that Series A Convertible Preferred Stock holder would be issued upon the conversion of the Preferred Stock. Holders of common stock and Series A Convertible Preferred Stock are entitled to one vote for each share of stock.

What vote was obtained to approve the amendment to the certificate of incorporation described in this Information Statement?

We obtained the approval of the holders of approximately 50.9% of the voting power of our outstanding shares of common stock and approximately 100.0% of the voting power of our outstanding shares of Series A Convertible Preferred Stock or 51.9% in total.

Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Our costs are estimated at approximately $10,000.

What action do I need to take as a stockholder?

You are not required to take any action.  The actions approved by written consent can take effect after 20 days from the date of mailing this Information Statement.

Am I entitled to appraisal rights?

No. You are not entitled to appraisal rights in accordance with Nevada law in connection with the actions taken by written consent.

Where can I find more information about the company?

As required by law, we file annual, quarterly and current reports and other information with the SEC that contain additional information about our company.  You can inspect and copy these materials at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.

REVERSE STOCK SPLIT AND RELATED AMENDMENT TO THE ARTICLES OF INCORPORATION

Approval of a Reverse Split and related Amendment to our Articles of Incorporation

Our board of directors has adopted a resolution authorizing, but not requiring, (a) a reverse split of our capital stock at a specific ratio to be determined by our board of directors within a range from 1-for-50 to 1-for-150 and (b) an amendment to our articles of incorporation to decrease the number of authorized shares of common stock from 500,000,000 to 100,000,000 and decrease the number of authorized shares of preferred stock from 50,000,000 to 5,000,000. Stockholders holding a majority of the outstanding shares of our common stock and over 66% of our Series A Convertible Preferred Stock approved the reverse stock split and amendment to the articles of incorporation by written consent on May 6, 2015.

Reasons for the Reverse Split

The reverse stock split is intended to increase the per share stock price of our common stock.  As of May 6, 2015, the last reported closing price of our common stock was $0.06 per share.  Our board of directors believes that if we are successful in maintaining a higher price per share of our common stock, we will be able to generate greater interest among investors and institutions.  If we are successful in generating such interest, we anticipate that our common stock would have greater liquidity and a stronger investor base.  Our board also believes that a higher stock price is necessary in order for our common stock to qualify for a listing on a national stock exchange. We have applied for listing on The NASDAQ Capital Market, which has a minimum market (bid) price requirement for new applicants of $4.00 per share. We believe that effecting the reverse stock split will help us achieve such minimum price and allow us to meet the requirement to be listed. However, the effect of the reverse stock split, if any, upon the sustained stock price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies like us is varied. Further, we cannot assure you that the stock price of our common stock after the reverse stock split will be maintained in proportion to the reduction in the number of shares of common stock outstanding as a result of the reverse stock split because, among other things, the stock price of our common stock may be based on our performance and as well as other factors.

We selected a reverse stock split ratio range of not less than 1-for-50 nor more than 1-for-150 in order to balance the desire for a higher trading price for our common stock against the potential decreased liquidity from reducing the total number of shares of our common stock that would be issued and outstanding.

Although we believe the reverse stock split is necessary to enable us to accomplish the objectives described above, we cannot assure you that if we effect the reverse stock split that those objectives will be accomplished.

Principal Effects of the Reverse Split

In the event our board of directors determines to effect the reverse stock split, the form of Certificate of Amendment to our articles of incorporation would be as set forth in Appendix A to this Information Statement. The Certificate of Amendment would decrease the number of authorized shares of common stock from 500,000,000 to 100,000,000 and decrease the number of authorized shares of preferred stock from 50,000,000 to 5,000,000.  The par value of our common stock and preferred stock will remain $0.001 per share.

In the event the reverse stock split is effected, it will apply simultaneously for all outstanding shares of our common stock and preferred stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, in which case such fractional share will be rounded up to the next whole share. Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect our ongoing reporting obligations under the Securities Exchange Act of 1934, as amended.

As shown in the table below, in the event the reverse stock split is effected, one of the results will be to effectively increase the proportion of authorized shares of common stock which are unissued relative to those which are issued. This would result in our management being able to issue more shares without further stockholder approval. Our board of directors believes that the continued availability of sufficient shares of our common stock is necessary and desirable to permit us the flexibility of engaging in future equity financings or acquisitions utilizing our common stock.

The following table provides estimates as of May 6, 2015, of the number of shares of our common and preferred stock (a) authorized, and (b) outstanding, at the following times: (i) prior to any reverse stock split; (ii) in the event the reverse stock split is effected and it is at a 1-for-50 ratio; and (iv) in the event the reverse stock split is effected and it is at a 1-for-150 ratio:

	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Outstanding	Number of Shares of Preferred Stock Authorized	Number of Shares of Preferred Stock Outstanding
Prior to any reverse stock split	500,000,000	169,793,664	50,000,000	3,500,000
After assumed 1-for-50 reverse stock split (1) (2)	100,000,000	3,395,873	5,000,000	70,000
After assumed 1-for-150 reverse stock split (1) (2)	100,000,000	1,131,958	5,000,000	23,333

(1)	These estimates assume a total of 169,793,664 shares of common stock issued and outstanding immediately prior to the reverse stock split.
(2)	These estimates also do not reflect the potential effect of rounding up for fractional shares that may result from the reverse stock split.

Accounting Matters

The reverse stock split will not affect the par value of our common or preferred stock, which will remain $0.001 par value per share. As a result, at the effective time of the reverse stock split, the stated capital attributable to common and preferred stock and the additional paid-in capital account on our balance sheet will not change. Reported per share net income or loss will be higher because there will be fewer shares of stock outstanding.

Options, Repurchase Options, Restricted Stock Awards, and Warrants

The reverse stock split will cause proportionate adjustments to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, repurchase options, restricted stock awards, warrants, and preferred shares entitling holders thereof to purchase, exchange for, or convert into, shares of common stock.  This would result in approximately the same aggregate price being required to be paid under such options, repurchase options and warrants, upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares vesting under restricted stock grants made will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the board of directors, subject to our treatment of fractional shares.

Fractional Shares

We will not issue fractional shares of stock in connection with the reverse stock split. In lieu thereof, stockholders who would otherwise be entitled to receive a fractional share as a consequence of the reverse stock split will be rounded up to the next whole share of common stock. As a result, stockholders will not receive cash for fractional shares.

Odd Lots

In the event the reverse stock split is effected, it will result in an increased number of stockholders owning “odd lots” of fewer than 100 shares of our common stock after the reverse stock split. The per share costs, including brokerage commissions, of transactions in odd lots, are generally higher than the costs of transactions in “round lots” of multiples of 100 shares.

CUSIP Number

In the event the reverse stock split is effected, our common stock will have a new Committee on Uniform Securities Identification Procedures Number (CUSIP Number), which is a number used to identify our equity securities.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board or contemplating a tender offer or other transaction for the combination of us with another company, the reverse stock split is not being effectuated in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our board and stockholders. Our board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of us.

Board Discretion to Effect the Reverse Split

Our board of directors may effect only one reverse stock split in connection with this Information Statement and the reverse stock split must be effected on or before our next annual meeting of stockholders. If our board decides to delay the reverse stock split beyond that date, we would be required to re-obtain stockholder approval and mail you another Information Statement. Our board’s decision to effect the reverse stock split, if at all, will be based on its determination as to the advisability of the reverse stock split, in connection with the considerations described above under the section “Reasons for the Reverse Split.” In the event our board decides to effect the reverse stock split, our board may nonetheless abandon the reverse stock split, without further action by our stockholders, at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Nevada.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If our board of directors believes that effecting the reverse stock split is in our best interests and that of our stockholders, our board will determine the ratio of the reverse stock split to be implemented and publicly announce such ratio.

We will file a Certificate of Amendment with the Secretary of State of Nevada at such time as our board has determined to be the appropriate effective date of the reverse stock split. The text of the Certificate of Amendment is set forth in Appendix A to this information statement. The Certificate of Amendment has received the unanimous approval of our board and has also been approved by stockholders holding a majority of our outstanding shares of common stock and over 66% of our outstanding shares of Series A Convertible Preferred Stock.

Our board may delay effecting the reverse stock split until the next annual meeting of stockholders without re-obtaining stockholder approval. However, we must re-obtain stockholder approval if our board delays effecting the reverse stock split beyond such date. At the effective time of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

The reverse stock split will take place on the effective date without any action on the part of the stockholders. In the event the reverse stock split is effected, as soon as practicable after the effective date stockholders will be notified that the reverse stock split has been effected. Stockholders who hold shares in certificated form should not do anything with their certificates at this time.

Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Stockholders holding pre-split shares may, at their own expense, surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent and the applicable transfer fee payable by the stockholder. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.”  However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split, and is included for general information only.  Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre- reverse stock split shares were, and the post- reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with their own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon the stockholder’s exchange of pre- reverse stock split shares for post- reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post- reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre- reverse stock split shares exchanged therefor. The stockholder’s holding period for the post- reverse stock split shares will include the period during which the stockholder held the pre- reverse stock split shares surrendered in the reverse stock split.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Risks Associated With the Reverse Stock Split

The reverse stock split may not result in a proportionate increase in the price of our common stock, in which case we may not be able to list our common stock on The NASDAQ Capital Market.

We expect that the reverse stock split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the listing rules of The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our shares on The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The NASDAQ Capital Market, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

No Appraisal Rights

Under the Nevada Revised Statutes and our articles of incorporation and bylaws, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of May 7, 2015 by:

           •           each director and nominee for director;
           •           each person known by us to own beneficially 5% or more of our common stock;

           •           each executive officer named in the summary compensation table; and

           •           all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or has or shares “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each person shown in the table is c/o Visualant, Inc. 500 Union Street, Suite 420, Seattle Washington, unless otherwise indicated.

	Shares Beneficially Owned
	Amount	Percentage
Directors and Officers-
Ronald P. Erickson (1)	26,328,373	14.4%
Mark E. Scott (2)	2,618,500	1.5%
Jon Pepper	1,950,000	1.1%
Richard Mander (3)	-	*
Todd Martin Sames	1,211,111	*
Jeffrey Kruse	1,072,222	*
Sumitomo Precision Products Co., Ltd./ Ichiro Takesako	17,307,693	10.2%
Total Directors and Officers (7 in total)	50,487,899	27.3%

* Less than 1%.

(1)       Includes options to purchase 3,000,000 shares of our common stock that are exercisable within 60 days, and a total of 10,000,000 Series A and B Warrants to purchase shares of our common stock that are exercisable within 60 days.

(2)       Includes 1,268,500 shares of shares of common stock, options to purchase 850,000 shares of our common stock that are exercisable within 60 days and a total of 300,000 warrants to purchase shares of our common stock that are exercisable within 60 days.

(3)       Reflects stock option grants for 1,500,000 shares which Mr. Mander forfeited on March 31, 2015 in connection with his resignation.

	Shares Beneficially Owned
	Number	Percentage
Greater Than 5% Ownership

Sumitomo Precision Products Co., Ltd./ Ichiro Takesako (1)	17,307,693	10.2%

Special Situations Technology Funds, L.P./ Adam Stettner (2)	47,700,000	23.7%

Invention Development Management Company, L.L.C. (3)	14,575,286	7.9%

(1)       Reflects the shares beneficially owned by Sumitomo Precision Products Co., Ltd as stated in a Schedule 13D filed with the SEC on June 23, 2012, and which has subsequently confirmed the ownership related to the private placement which closed June 14, 2013. Their address is 1-10 Fuso-cho, Amagasaki, Hyogo, Japan.

(2)       Reflects the shares beneficially owned by Special Situations Technology Funds, L.P. This total includes 15,900,000 shares and a total of 31,800,000 warrants to purchase shares of our common stock.  The address of Special Situations Technology Funds, L.P. is 527 Madison Avenue, Suite 2600, New York City, New York.

(3)       Reflects a warrant to purchase 14,575,286 shares of our common stock that are exercisable within 60 days.  The address for Invention Development Management, L.L.C. is 3150 139th Avenue SE, Building 4, Bellevue, Washington.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year, nominee for election as a director of the Company, nor associates of the foregoing persons have any substantial interest, direct or indirect, in proposed amendment to our articles of incorporation which differs from that of other stockholders of the Company.

PROPOSAL BY SECURITY HOLDERS

No security holder has requested us to include any proposal in this Information Statement.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549.or may be accessed at www.sec.gov.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Under SEC rules, only one annual report, information statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us. Brokers with accountholders who are our stockholders may be householding these materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, information statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at Visualant, Incorporated, 500 Union Street, Suite 420, Seattle, Washington 98101 Attn: Corporate Secretary, or by phone at (206) 903-1351.

By Order of the Board of Directors
Ronald P. Erickson
Chief Executive Officer and Director

May 7, 2015

Appendix A

 STATE OF NEVADA

CERTIFICATE OF AMENDMENT
 OF
ARTICLES OF INCORPORATION
OF
VISUALANT, INCORPORATED

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.35 and 78.390- After Issuance of Stock)

1.          Name of corporation:

VISUALANT, INCORPORATED

2.          The articles have been amended as follows: Article IV, Section 4.1 of the articles has been amended in its entirety to read as follows:

“ARTICLE IV – SHARES.

Section 4.1 Authorized Shares. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock: and “Preferred Stock.” The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.”

3.          The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

50.9% of common stock
100.0% of Series A Convertible Preferred Stock
51.9% in total

4.          Effective date and time of filing: (optional)        Date:                Time:
(must not be later than 90 days after the certificate is filed)

5.          Signature: (required)

/s/ Mark Scott
__________________________
 Mark Scott, Secretary

*if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.